UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

CALUMET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42172	36-5098520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1060 N Capitol Ave

Suite 6-401

Indianapolis, Indiana 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously reported, on January 10, 2025, Montana Renewables, LLC (“MRL”), a non-guarantor subsidiary of Calumet, Inc. (the “Company”), entered into a Loan Guarantee Agreement with the U.S. Department of Energy that provides for a guaranteed loan facility of up to $1.44 billion (the “DOE Facility”). In connection with the funding of the first tranche under the DOE Facility of approximately $782.0 million on February 18, 2025 and as described in more detail below, the MRL Asset Financing Agreements, the MRL Term Loan Credit Agreement, the MRL Revolving Credit Agreement and the MRL Inventory Financing Agreement, each as defined below, were terminated.

MRL Asset Financing Agreements

On February 18, 2025, MRL terminated the Master Lease Agreement (including the equipment schedules thereto) and the Interim Funding Agreement, each dated as of December 31, 2021, as amended from time to time (collectively, the “MRL Asset Financing Agreements”), between MRL and Stonebriar Commercial Finance LLC (“Stonebriar”). In connection with the termination of the MRL Asset Financing Agreements, MRL repurchased (i) a hydrocracker, intended to produce renewable diesel and related products, that was previously sold to and leased back from Stonebriar for a purchase price of $222.0 million, (ii) a feedstock pre-treater facility and related equipment that were previously sold to and leased back from Stonebriar for a purchase price of approximately $111.6 million (including an exit fee of $11.5 million) and (iii) a hydrogen plant and related equipment that were previously sold to and leased back from Stonebriar for a purchase price of approximately $58.7 million (including an exit fee of $11.5 million), in each case, with a portion of the proceeds of the first disbursement under the DOE Facility.

MRL Term Loan Credit Agreement

On February 18, 2025, MRL terminated the Credit Agreement, dated as of April 19, 2023, as amended from time to time (the “MRL Term Loan Credit Agreement”), among MRL, Montana Renewables Holdings LLC, the parent company of MRL and a subsidiary of the Company (“MRHL”), the lenders from time to time party thereto (including an affiliate of I Squared Capital) and Delaware Trust Company, as administrative agent (“Delaware Trust”). In addition, on the same date, MRL terminated the related loan documents, including but not limited to, (i) the Amended and Restated Security Agreement, dated as of October 3, 2023, as amended from time to time, between MRL and Wilmington Trust, National Association, as collateral trustee (the “Collateral Trustee”) and (ii) the Collateral Trust and Intercreditor Agreement, dated April 19, 2023, as amended from time to time, among MRL, MRHL, the Collateral Trustee and Delaware Trust. In connection with the termination of the MRL Term Loan Credit Agreement, MRL repaid in full the outstanding loans of approximately $83.8 million (including a make-whole premium of approximately $9.4 million and an early termination premium of approximately $0.7 million), together with accrued and unpaid interest, with a portion of the proceeds of the first disbursement under the DOE Facility.

MRL Revolving Credit Agreement

On February 18, 2025, MRL terminated the Credit Agreement, dated as of November 2, 2022, as amended from time to time (the “MRL Revolving Credit Agreement”), among MRL, MRHL and Wells Fargo Bank, National Association, as administrative agent and lender (the “Wells Fargo”). In addition, on the same date, MRL terminated the related loan documents, including but not limited to, (i) the Guaranty and Security Agreement, dated as of November 2, 2022, as amended from time to time, among MRL, MRHL and Wells Fargo and (ii) the Amended and Restated Intercreditor Agreement, dated as of October 3, 2023, among MRL, Wells Fargo, Wells Fargo Commodities, LLC (“Wells Fargo Commodities”) and the Collateral Trustee. In connection with the termination of the MRL Revolving Credit Agreement, MRL repaid in full the outstanding loans of approximately $26.7 million, together with accrued and unpaid interest, with a portion of the proceeds of the first disbursement under the DOE Facility.

MRL Inventory Financing Agreement

On February 18, 2025, MRL terminated the ISDA 2002 Master Agreement, including the Credit Support Annex to the Schedule thereto and the Renewable Fuel & Feedstock Repurchase Master Confirmation, dated October 3, 2023, as amended from time to time (the “MRL Inventory Financing Agreement”), between MRL and Wells Fargo Commodities. In connection with the termination of the MRL Inventory Financing Agreement, MRL repaid in full the outstanding obligations of approximately $32.5 million with a portion of the proceeds of the first disbursement under the DOE Facility.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under “MRL Asset Financing Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET, INC.

Date: February 24, 2025	By:	/s/ David Lunin
	Name:	David Lunin
	Title:	Executive Vice President and Chief Financial Officer